Exhibit T3A.9.1
CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF
CONFEDERATION CAPITAL USA, INC.

          It is hereby certified that:
          FIRST: The name of the Corporation is CONFEDERATION CAPITAL USA, INC.
          SECOND: The certificate of incorporation of the Corporation was filed in the Office of the Secretary of State on March 5, 1993.
          THIRD: The amendment of the certificate of incorporation of the corporation effected by this certificate of amendment is as follows:
     To change the name of the corporation.
          FOURTH: To accomplish the foregoing amendment, Article First of the certificate of incorporation of the corporation, relating to its name, is hereby amended to read as follows:
     “FIRST: The name of the Corporation is NEWCOURT CAPITAL USA INC.”
          FIFTH: The foregoing amendment of the certificate of incorporation of the corporation was authorized by the consent in writing of all the members of the Board of Directors of the corporation, followed by the unanimous written consent or the holders of all of the outstanding shares of the corporation.
          IN WITNESS WHEREOF, I have subscribed this document on this 26 day of April, 1993, and do hereby affirm, under the penalties of perjury, that the statements contained herein have been examined by me and are true and correct.

/s/ James C. Johnson
Name:	James C. Johnson
Title:	Secretary

/s/ Jack Wehner
Name:	Jack Wehner
Title:	President